Exhibit 99.1

NOTICE LETTER TO PARTICIPANTS

Dear Current or Former 401(k) Plan Participant:

This letter and the accompanying document called a “Prospectus” contain important information regarding your rights as a current or former participant in the Capital Bank 401(k) Retirement Plan. Capital Bank is sending you these materials because you are a current or former participant in the Capital Bank 401(k) Retirement Plan and you purchased units representing shares of Capital Bank Corporation common stock in your 401(k) Plan account during the period from June 19, 2007 through June 18, 2008. Capital Bank is offering to buy back this common stock at the original purchase price, plus interest, and/or reimburse your 401(k) Plan account for losses you may have incurred if you already sold the stock. This offer is called a “rescission offer.”

We are making the rescission offer because our common stock purchased on your behalf by Emjay Corporation, as trustee to the 401(k) Plan, may not have been properly registered under the federal securities laws in a timely manner.

The following questions and answers may help you in determining whether you should accept the rescission offer.

1.
DO YOU STILL OWN STOCK THAT YOU PURCHASED IN YOUR 401(K) PLAN ACCOUNT DURING THE PERIOD FROM JUNE 19, 2007 THROUGH JUNE 18, 2008? If yes, go to Question 3. If no, go to Question 2. If you both still hold some stock and sold some stock, see both Question 2 and 3.

2.	DID YOU SELL STOCK THAT YOU PURCHASED IN YOUR 401(K) PLAN ACCOUNT DURING THE PERIOD FROM JUNE 19, 2007 THROUGH JUNE 18, 2008 AT A LOSS? If yes, you should consider accepting the rescission offer so that you can be compensated for your loss. If no, you should not accept the rescission offer since no compensation is available to you for the stock you sold.

3.	DO YOU WANT US TO BUY YOUR STOCK ON _____, 2009, WHICH IS THE EXPIRATION DATE OF THE RESCISSION OFFER? If yes, accept the rescission offer and we will buy your stock at your purchase price, plus 8% interest from the date of purchase. Note: If your aggregate purchase price, plus interest on that amount, for all purchases during the rescission period is less than the market value of the stock on the expiration date of the rescission offer, then you will be deemed to have rejected the rescission offer. If you do not want us to buy your stock, you do not need to accept the rescission offer or take any action.

To help you further understand this offer, you will find the following information contained in the Prospectus included with this letter:

PROSPECTUS: This document contains information to help you decide whether or not you should accept the rescission offer. This Prospectus includes, among other items, the following parts:

QUESTIONS AND ANSWERS: This series of questions and answers is intended to give you a broad overview of what is happening and how the rescission offer may affect you.

RISK FACTORS: This section provides a discussion of some of the risks and uncertainties involved in investing in our stock and in accepting or rejecting this rescission offer.

RESCISSION OFFER: This section provides details regarding the rescission offer itself.

ACCEPTANCE FORM: This form should be filled out in full if you wish to accept the rescission offer.

If you accept the rescission offer, you must accept with respect to all Capital Bank Corporation common stock shares held by you, in your 401(k) Plan account (or in a rollover account) that are subject to the rescission offer. Accordingly, if the aggregate repurchase price (plus interest) of Capital Bank Corporation common stock you would receive is less than the aggregate market value of those shares (based on the closing price of the common stock on the Nasdaq Global Select Market on the date the rescission offer expires), your acceptance of the rescission offer will be rejected.

THE RESCISSION OFFER DEADLINE IS _____, 2009. IF YOU WANT TO ACCEPT THE RESCISSION OFFER, YOUR ACCEPTANCE FORM AND ALL OTHER REQUIRED DOCUMENTATION MUST BE RECEIVED AT THE ADDRESS INDICATED ON THE ACCEPTANCE FORM ON OR BEFORE THIS DEADLINE.

We encourage you to read the entire Prospectus for complete information. If you still have questions after reading this material, please call Teresa White at 919-645-6425 between the hours of 9 a.m. and 5:00 p.m. (Eastern Time), Monday through Friday.

Very truly yours,

Michael R. Moore
Chief Financial Officer